Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical condensed consolidated balance sheet and statement of income of Nasdaq, Inc. (the “Company” or “Nasdaq”) and the historical condensed consolidated balance sheet and statement of operations of Adenza Group, Inc (“Adenza Group”), a wholly owned subsidiary of Adenza Holdings, Inc. (“Adenza”), after giving effect to the Acquisition (as defined in Note 1 – Description of the Acquisition and Financing Transactions) and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”) where the assets and liabilities of Adenza will be recorded by Nasdaq at their respective fair values as of the date the Acquisition was completed;

•	Adjustments to conform financial statement presentation of Adenza Group to those of Nasdaq, based upon preliminary assessment by Nasdaq;

•	Adjustments to reflect the following financing transactions (collectively, the “Financing Transactions”) and other adjustments:

•	Nasdaq’s proposed commercial paper issuances;

•	Nasdaq’s proposed offerings of U.S. dollar-denominated and euro-denominated senior notes; and

•	Nasdaq’s proposed entry into a delayed draw term loan facility;

•

The transfer of purchase consideration comprised of $5,750 million in cash and 85,608,414 shares of Nasdaq common stock to be issued (subject to customary closing adjustments), in exchange for the right, title, and interest in and to all the outstanding shares of Adenza; and

•	Adjustments to reflect transaction costs in connection with the Acquisition that would have been incurred had the Acquisition been consummated.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2022 and the three months ended March 31, 2023 are derived from and should be read in conjunction with Nasdaq’s (i) audited historical consolidated financial statements filed in the Annual Report on Form 10-K of Nasdaq for the year ended December 31, 2022 and (ii) unaudited interim condensed consolidated financial statements filed in the Quarterly Report on Form 10-Q of Nasdaq for the three months ended March 31, 2023 and Adenza Group’s (i) audited historical consolidated financial statements of Adenza Group for the year ended December 31, 2022, (ii) unaudited interim condensed consolidated financial statements of Adenza Group for the three months ended March 31, 2023. The difference between Adenza and Adenza Group’s financial statements is immaterial, and the activity of Adenza outside of Adenza Group is related primarily to intercompany activity which is eliminated in consolidation. The unaudited pro forma condensed combined financial information gives effect to the Acquisition and the Financing Transactions as if they had occurred on (i) March 31, 2023 for purposes of the unaudited pro forma condensed combined balance sheet, and (ii) January 1, 2022 for purposes of the unaudited pro forma condensed combined statements of income for the year ended December 31, 2022 and the three months ended March 31, 2023.

The unaudited pro forma financial information has been derived from the financial statements of Nasdaq and Adenza Group after giving pro forma effect to the Acquisition and the Financing Transactions. The unaudited pro forma condensed combined financial statements have been prepared by Nasdaq’s management for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Acquisition and the Financing Transactions occurred on the dates indicated, nor are they meant to be indicative of any future consolidated financial position or future results of operations that Nasdaq will experience. Pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are based on available information and certain assumptions that we believe are reasonable and supportable, and do not reflect any cost savings, operating synergies or revenue synergies that may result from the Acquisition or the costs to achieve such synergies. The financial statements of Adenza Group used to prepare the unaudited pro forma condensed combined statements of income were prepared for the purpose of the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2023.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the Acquisition, Nasdaq is determined to be the accounting acquirer of Adenza. The identifiable assets acquired, and liabilities assumed, and goodwill are measured and recorded at their acquisition date fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the Acquisition date. Nasdaq intends to finalize the valuations, other studies, and the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Acquisition. The assets and liabilities of Adenza have been measured based on various preliminary estimates using assumptions that Nasdaq believes are reasonable, based on information that is currently available. Accordingly, actual adjustments may differ materially from the amounts reflected in the unaudited pro forma condensed combined financial information and the differences may be material. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information. An initial review of the accounting policies was completed to determine material differences and Nasdaq will continue to review the accounting policies and practices of Adenza, and as a result, may identify differences between the accounting policies and practices of the two companies that, when conformed, could have an impact on the financial statements of the Company after giving effect to the Acquisition.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2023

($ in millions)

		(Note 3)	(Note 5)
	Nasdaq Historical As of March 31, 2023	Adenza Group Reclassed As of March 31, 2023	Transaction Accounting Adjustments – Acquisition		Transaction Accounting Adjustments – Financing		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$373	$190	$(5,911)	(a) (b)	$5,872	(a)	$524
Restricted cash and cash equivalents	57	1	—		—		58
Default funds and margin deposits	7,055	—	—		—		7,055
Financial investments	197	—	—		—		197
Receivables, net	666	193	—		—		859
Other current assets	192	19	(4)	(c)	—		207

Total current assets	8,540	403	(5,915)		5,872		8,900
Property and equipment, net	529	8	—		—		537
Goodwill	8,103	3,680	3,214	(d)	—		14,997
Intangible assets, net	2,545	1,913	1,941	(e)	—		6,399
Operating lease assets	427	16	—		—		443
Other non-current assets	631	63	(12)	(c)	—		682

Total assets	$20,775	$6,083	$(772)		$5,872		$31,958

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$183	$46	$—		$—		$229
Section 31 fees payable to SEC	125	—	—		—		125
Accrued personnel costs	157	—	—		—		157
Deferred revenue	664	152	—		—		816
Other current liabilities	173	22	—		—		195
Default funds and margin deposits	7,055	—	—		—		7,055
Short-term debt	347	20	(20)	(f)	260	(j)	607

Total current liabilities	8,704	240	(20)		260		9,184
Long-term debt	4,762	1,955	(1,955)	(f)	5,632	(j)	10,394
Deferred tax liabilities, net	463	341	486	(g)	—		1,290
Operating lease liabilities	442	16	—		—		458
Other non-current liabilities	225	9	—		—		234

Total liabilities	14,596	2,561	(1,489)		5,892		21,560

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock, $0.01 par value	5	—	1	(i)	—		6
Additional paid-in capital	1,312	3,712	672	(h) (i)	—		5,696
Common stock in treasury, at cost	(555)	—	—		—		(555)
Accumulated other comprehensive loss	(2,006)	(30)	30	(i)	—		(2,006)
Retained earnings	7,411	(160)	14	(b) (h) (i)	(20)	(k)	7,245

Total Nasdaq stockholders’ equity	6,167	3,522	717		(20)		10,386
Noncontrolling interests	12	—	—		—		12

Total equity	6,179	3,522	717		(20)		10,398

Total liabilities and equity	$20,775	$6,083	$(772)		$5,872		$31,958

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2022

($ in millions, except per share data)

		(Note 3)	(Note 6)
	Nasdaq Historical Year Ended December 31, 2022	Adenza Group Reclassed Year Ended December 31, 2022	Transaction Accounting Adjustments – Acquisition		Transaction Accounting Adjustments – Financing		Pro Forma Combined
Revenue:
Market Platforms	$4,225	$—	$—		$—		$4,225
Capital Access Platforms	1,684	—	—		—		1,684
Adenza	—	514	—		—		514
Anti-Financial Crime	306	—	—		—		306
Other revenues	11	—	—		—		11

Total revenues	6,226	514	—		—		6,740

Transaction-based expenses:
Transaction rebates	(2,092)	—	—		—		(2,092)
Brokerage, clearance and exchange fees	(552)	—	—		—		(552)

Revenues less transaction-based expenses	3,582	514	—		—		4,096

Operating expenses:
Compensation and benefits	1,003	181	393	(a)	—		1,577
Professional and contract services	140	12	—		—		152
Computer operations and data communications	207	16	—		—		223
Occupancy	104	10	—		—		114
General, administrative and other	125	11	—		—		136
Marketing and advertising	51	1	—		—		52
Depreciation and amortization	258	163	193	(b)	—		614
Regulatory	33	—	—		—		33
Merger and strategic initiatives	82	1	136	(c)	—		219
Restructuring charges	15	18	—		—		33

Total operating expenses	2,018	413	722		—		3,153

Operating income	1,564	101	(722)		—		943
Interest income	7	1	—		—		8
Interest expense	(129)	(172)	—		(197)	(e)	(498)
Other income	2	1	—		—		3
Net income from unconsolidated investees	31	—	—		—		31

Income before income taxes	1,475	(69)	(722)		(197)		487
Income tax provision (benefit)	352	(25)	(82)	(d)	(49)	(f)	196

Net income	$1,123	$(44)	$(640)		$(148)		$291
Net loss attributable to noncontrolling interests	2	—	—		—		2

Net income attributable to Nasdaq	$1,125	$(44)	$(640)		$(148)		$293

Weighted Average Common Shares Outstanding—Basic	492.4		85.6	(g)			578.0	(g)
Weighted Average Common Shares Outstanding—Diluted	497.9		85.6	(g)			583.5	(g)
Earnings per share—Basic	$2.28						$0.51	(g)
Earnings per share—Diluted	$2.26						$0.50	(g)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Three Months Ended March 31, 2023

($ in millions, except per share data)

		(Note 3)	(Note 6)
	Nasdaq Historical Three Months Ended March 31, 2023	Adenza Group Reclassed Three Months Ended March 31, 2023	Transaction Accounting Adjustments - Acquisition		Transaction Accounting Adjustments - Financing		Pro Forma Combined
Revenue:
Market Platforms	$1,032	$—	$—		$—		$1,032
Capital Access Platforms	416	—	—		—		416
Adenza	—	126	—		—		126
Anti-Financial Crime	84	—	—		—		84
Other revenues	1	—	—		—		1

Total revenues	1,533	126	—		—		1,659
Transaction-based expenses:
Transaction rebates	(487)	—	—		—		(487)
Brokerage, clearance and exchange fees	(132)	—	—		—		(132)

Revenues less transaction-based expenses	914	126	—		—		1,040

Operating expenses:
Compensation and benefits	256	51	—		—		307
Professional and contract services	32	2	—		—		34
Computer operations and data communications	54	5	—		—		59
Occupancy	39	2	—		—		41
General, administrative and other	14	2	—		—		16
Marketing and advertising	9	—	—		—		9
Depreciation and amortization	69	42	47	(b)	—		158
Regulatory	9	—	—		—		9
Merger and strategic initiatives	2	—	—		—		2
Restructuring charges	18	1	—		—		19

Total operating expenses	502	105	47		—		654

Operating income	412	21	(47)		—		386
Interest income	6	1	—		—		7
Interest expense	(36)	(54)	—		(32	) (e)	(122)
Other income	—	1	—		—		1
Net income from unconsolidated investees	14	—	—		—		14

Income before income taxes	396	(31)	(47)		(32)		286
Income tax provision (benefit)	95	(5)	(12	) (d)	(8	) (f)	70

Net income	$301	$(26)	$(35)		$(24)		$216
Net loss attributable to noncontrolling interests	1	—	—		—		1

Net income attributable to Nasdaq	$302	$(26)	$(35)		$(24)		$217

Weighted Average Common Shares Outstanding—Basic	489.9		85.6	(g)			575.5	(g)
Weighted Average Common Shares Outstanding—Diluted	494.8		85.6	(g)			580.4	(g)
Earnings per share—Basic	$0.62						$0.38	(g)
Earnings per share—Diluted	$0.61						$0.37	(g)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Description of the Acquisition and Financing Transactions

The Acquisition

On June 12, 2023, Nasdaq announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Nasdaq, Argus Merger Sub 1, Inc. (“Merger Sub 1”), Argus Merger Sub 2, LLC (“Merger Sub 2”), Adenza, and Adenza Parent, LP (“Seller”) to acquire the entire issued and to be issued share capital of Adenza for cash consideration of $5,750 million and 85,608,414 shares of Nasdaq common stock. A portion of the cash consideration will be used to settle the existing indebtedness of Adenza and its subsidiaries. The estimated fair value of the purchase consideration was $10,135 million based on the closing price per share of Nasdaq common stock on June 16, 2023. In connection with the consummation of the Acquisition, (i) Merger Sub 1 will merge with and into Adenza with Adenza being the surviving entity (“Surviving Corporation”) and will become a subsidiary of Nasdaq, (ii) Surviving Corporation will merge with and into Merger Sub 2 and Merger Sub 2 being the surviving company (“Surviving Company”) and will be a subsidiary of Nasdaq.

The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Adenza based on Nasdaq management’s best estimate of fair value. The final purchase price allocation may vary based on final valuations and analyses of fair value of the acquired assets and assumed liabilities. The actual results of Adenza for periods subsequent to March 31, 2023 may result in material differences to the pro forma results had they been prepared on the basis of subsequent periods. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The Financing Transactions

The unaudited pro forma condensed combined financial information includes certain financing adjustments related to the expected concurrent issuances of (i) U.S. dollar and euro-denominated senior notes, (ii) loans under a new three-year unsecured term loan credit facility and (iii) commercial paper. The proceeds of the Financing Transactions will be used to finance the Acquisition as well as for repayment of Adenza and its subsidiaries’ existing indebtedness and to settle transaction related fees and expenses.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Nasdaq and Adenza Group, respectively, as adjusted to give pro forma effect to the Acquisition and the Financing Transactions. Adenza Group is a wholly owned subsidiary of Adenza, and its financial statements represent the operations of Adenza, noting the difference in financial statements between the two entities is immaterial and that the activity of Adenza outside of Adenza Group is related primarily to intercompany activity which is eliminated in consolidation.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2022, and the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2023 presented herein are based on the historical financial statements of Nasdaq and Adenza Group. The following financial information was combined:

•

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 is presented as if the Acquisition and the Financing Transactions had occurred on March 31, 2023 and combines the historical unaudited condensed consolidated balance sheet of Nasdaq as of March 31, 2023 with the historical unaudited condensed consolidated balance sheet of Adenza Group as of March 31, 2023.

•

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2022 has been prepared as if the Acquisition and Financing Transactions had occurred January 1, 2022, the first day of the beginning of Nasdaq’s fiscal year 2022 and the beginning of Nasdaq’s annual period presented, and combines Nasdaq’s historical audited consolidated statement of income for the year ended December 31, 2022 with Adenza Group’s historical audited consolidated statement of operations for the year ended December 31, 2022.

•

The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2023 has been prepared as if the Acquisition and Financing Transactions had occurred on January 1, 2022 and combines Nasdaq’s historical unaudited condensed consolidated statement of income for the three months ended March 31, 2023 with Adenza Group’s historical unaudited consolidated statement of operations for the three months ended March 31, 2023.

Pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are based on available information. Given the Acquisition has not yet been consummated, the Company is still in the process of aligning Adenza’s revenue with Nasdaq’s segment presentation. Therefore, the Company has presented Adenza’s revenue separately in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2022, and the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2023.

The Acquisition is accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805 and using the fair value concepts defined in ASC 820, Fair Value Measurements. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The determination of the fair values of the assets acquired and liabilities assumed (and the related determination of estimated useful lives of amortizable identifiable intangible assets) requires significant judgment and estimates. The estimates and assumptions used include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows related to the businesses acquired. The preliminary fair value estimates of the net assets acquired are based upon preliminary calculations and valuations, and those estimates and assumptions regarding certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, income taxes, and goodwill are subject to change as the Company obtains additional information during the measurement period (up to one year from the Acquisition date). Although the Company believes the fair values assigned to the assets acquired and liabilities assumed from the Acquisition are reasonable, new information may be obtained about facts and circumstances that existed as of the date of the Acquisition during the twelve-month period following the Acquisition which could cause actual results to differ materially from the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Acquisition.

Note 3 – Reclassification Adjustments

Reclassification of historical Adenza Group financial statement line items was required as of March 31, 2023, for the year ended December 31, 2022 and the three months ended March 31, 2023 to conform to the expected financial statement line items of the combined company following the Acquisition.

Pro Forma Combined Balance Sheet reclassification adjustments as of March 31, 2023 included the following (in millions):

Adenza Group Historical Consolidated Balance Sheet Line Items	Nasdaq Historical Consolidated Balance Sheet Line Items	Adenza Group Historical Consolidated Balances As of March 31, 2023	Reclassification		Adenza Group Reclassed As of March 31, 2023
Restricted cash	Restricted cash and cash equivalents	1	—		1
Accounts receivable, net	Receivables, net	83	110	(a)	193
Unbilled receivables		110	(110)	(a)	—
Prepaid expenses and other assets	Other current assets	11	8	(b) (c)	19
Deferred contract costs		4	(4)	(b)	—
Prepaid income taxes		4	(4)	(c)	—
Unbilled receivables, noncurrent		35	(35)	(a)	—
Due from related parties		7	(7)	(d)	—
Right-of-use assets	Operating lease assets	16	—		16
Deferred contract costs, noncurrent		12	(12)	(b)	—
Deferred tax assets		3	(3)	(e)	—
Restricted cash (non-current)		1	(1)	(f)	—
Other long-term assets	Other non-current assets	2	61	(a) (b) (d) (e) (f) (g)	63
Equity investment		3	(3)	(g)	—
Current maturities of long-term debt	Short-term debt	20	—		20
Accounts payable	Accounts payable and accrued expenses	5	41	(h)	46
Accrued expenses		41	(41)	(h)	—
	Other current liabilities	—	22	(i) (j)	22
Income taxes payable		17	(17)	(i)	—
Lease liabilities		5	(5)	(j)	—
Long-term debt, less current maturities	Long-term debt	1,955	—		1,955
Deferred tax liabilities	Deferred tax liabilities, net	341	—		341
Lease liabilities (non-current)	Operating lease liabilities	16	—		16
Other long-term liabilities	Other non-current liabilities	3	6	(k)	9
Deferred revenue, net of current portion		6	(6)	(k)	—
Accumulated deficit	Retained earnings	(160)	—		(160)

(a)	Reclassification of $110 million of Unbilled receivables to Receivables, net;

Reclassification of $35 million of Unbilled receivables, noncurrent to Other non-current assets;

(b)	Reclassification of $4 million of Deferred contract costs to Other current assets;

Reclassification of $12 million of Deferred contract costs, noncurrent to Other non-current assets;

(c)	Reclassification of $4 million of Prepaid income taxes to Other current assets;
(d)	Reclassification of $7 million of Due from related parties to Other non-current assets;
(e)	Reclassification of $3 million of Deferred tax assets to Other non-current assets;
(f)	Reclassification of $1 million of Restricted cash (non-current) to Other non-current assets;
(g)	Reclassification of $3 million of Equity investment to Other non-current assets;
(h)	Reclassification of $41 million of Accrued expenses to Accounts payable and accrued expenses;
(i)	Reclassification of $17 million of Income taxes payable to Other current liabilities;
(j)	Reclassification of $5 million of Lease liabilities (current) to Other current liabilities; and
(k)	Reclassification of $6 million of Deferred revenue, net of current portion to Other non-current liabilities.

Pro Forma Combined Statement of Income reclassification adjustments for the year ended December 31, 2022 included the following (in millions):

Adenza Group Historical Consolidated Statement of Operations Line Items	Nasdaq Historical Consolidated Statements of Income Line Items	Adenza Group Historical Year Ended December 31, 2022	Reclassification		Adenza Group Reclassed Year Ended December 31, 2022
	Compensation and benefits	—	181	(a) (c) (d)	181
	Professional and contract services	—	12	(a) (d)	12
	Computer operations and data communications	—	16	(a) (c) (d)	16
	Occupancy	—	10	(c) (d)	10
	General, administrative, and other	—	11	(a) (c) (d) (e)	11
	Marketing and advertising	—	1	(d)	1
Cost of sales		97	(97)	(a)	—
Amortization of developed technology		61	(61)	(b)	—
Research and development		57	(57)	(c)	—
Selling, general and administrative		76	(76)	(d)	—
Depreciation and amortization	Depreciation and amortization	102	61	(b)	163
Transaction costs	Merger and strategic initiatives	1	—		1
Re-organization costs	Restructuring charges	18	—		18
Loss on foreign currency transactions		1	(1)	(e)	—
Benefit for income taxes	Income tax provision	(25)	—		(25)

(a)

Reclassification of $97 million of Cost of sales, of which $79 million to Compensation and benefits, $8 million to Professional and contract services, $8 million to Computer operations and data communications and $2 million to General, administrative and other;

(b)	Reclassification of $61 million of Amortization of developed technology to Depreciation and amortization;
(c)

Reclassification of $57 million of Research and development, of which $52 million to Compensation and benefits, $3 million to Computer operations and data communications, $1 million to Occupancy and $1 million to General, administrative and other;

(d)

Reclassification of $76 million of Selling, general and administrative, of which $50 million to Compensation and benefits, $4 million to Professional and contract services, $5 million to Computer operations and data communications, $9 million to Occupancy, $7 million to General, administrative and other and $1 million to Marketing and advertising; and

(e)	Reclassification of $1 million of Loss on foreign currency transactions to General, administrative, and other.

Pro Forma Combined Statement of Income reclassification adjustments for the three months ended March 31, 2023 included the following (in millions):

Adenza Group Historical Consolidated Statement of Operations Line Items	Nasdaq Historical Consolidated Statements of Income Line Items	Adenza Group Historical Three Months Ended March 31, 2023	Reclassification		Adenza Group Reclassed Three Months March 31, 2023
	Compensation and benefits	—	51	(a) (c) (d)	51
	Professional and contract services	—	2	(a) (d)	2
	Computer operations and data communications	—	5	(a) (c) (d)	5
	Occupancy	—	2	(d)	2
	General, administrative, and other	—	2	(a) (d) (e)	2
Cost of sales		28	(28)	(a)	—
Amortization of developed technology		16	(16)	(b)	—
Research and development		15	(15)	(c)	—
Selling, general and administrative		20	(20)	(d)	—
Depreciation and amortization	Depreciation and amortization	26	16	(b)	42
Re-organization costs	Restructuring charges	1	—		1
Gain on foreign currency transactions		(1)	1	(e)	—
Benefit for income taxes	Income tax provision	(5)	—		(5)

(a)

Reclassification of $28 million of Cost of sales, of which $23 million to Compensation and benefits, $1 million to Professional and contract services, $3 million to Computer operations and data communications and $1 million to General, administrative and other;

(b)	Reclassification of $16 million of Amortization of developed technology to Depreciation and amortization;
(c)	Reclassification of $15 million of Research and development, of which $14 million to Compensation and benefits and $1 million to Computer operations and data communications;
(d)

Reclassification of $20 million of Selling, general and administrative, of which $14 million to Compensation and benefits, $1 million to Professional and contract services, $1 million to Computer operations and data communications, $2 million to Occupancy and $2 million to General, administrative and other; and

(e)	Reclassification of $(1) million of Loss on foreign currency transactions to General, administrative and other.

Note 4 – Preliminary Purchase Price Allocation

(a)	Estimated Purchase Consideration

The total estimated purchase consideration is calculated as follows:

Purchase Consideration (in millions, except share data)	Amount
Shares of Nasdaq common stock to be issued	85,608,414
Closing price per share of Nasdaq common stock on June 16, 2023	$51.22

Fair value of equity portion of the purchase consideration	$4,385
Cash purchase consideration	5,750

Aggregate purchase consideration	$10,135
Less: Adenza Group closing indebtedness as of March 31, 2023 settled by Nasdaq	(2,011)
Less: Adenza transaction costs settled by Nasdaq	(50)

Total consideration to shareholders	$8,074

The estimated purchase consideration calculated above and reflected in the unaudited pro forma condensed combined financial information is preliminary and does not purport to represent the fair value of consideration to be paid as of the closing date of the Acquisition. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid will be measured on the closing date of the Acquisition at the then-current market price. This requirement will likely result in a per-share equity component different from the $51.22 assumed in the unaudited pro forma condensed combined financial information and the difference may be material. Nasdaq believes that an increase or decrease of 30% in the market price of Nasdaq’s common shares on the closing date of the Acquisition as compared to the market price of Nasdaq’s common shares assumed for the purposes of the unaudited pro forma condensed combined financial information is possible based upon the recent history of the market price of Nasdaq’s common shares. This amount was derived based on historical volatility of Nasdaq’s common shares and is not indicative of Nasdaq’s expectation for future share price performance. A change of this magnitude would increase or decrease the purchase price by approximately $1,316 million, which would result in a corresponding increase or decrease to goodwill in the unaudited pro forma condensed combined financial information.

(b)	Preliminary Purchase Price Allocation

The preliminary aggregate purchase consideration allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary aggregate purchase consideration allocation by major categories of assets acquired and liabilities assumed based on Nasdaq’s management’s preliminary estimate of their respective fair values:

Preliminary Aggregate Purchase Consideration Allocation (in millions)	Amount
Total aggregate purchase consideration	$10,135
Recognized amounts of identifiable assets acquired and liabilities assumed:
Net book value of assets acquired	5,497
Write-off of preexisting Adenza Group goodwill and intangible assets	(5,593)

Adjusted net book value of assets acquired	(96)
Identifiable intangible assets at fair value	3,854
Less: Elimination of capitalized commissions for purchase accounting	(16)
Less: Transaction costs to be paid by Adenza prior to transaction close	(15)
Less: Deferred tax adjustments	(486)

Net assets acquired	3,241

Pro forma goodwill	$6,894

The preliminary aggregate purchase consideration allocation above reflects preliminary estimated goodwill of $6,894 million as of the Acquisition date. Goodwill represents the excess of the aggregate purchase consideration over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed in the Acquisition. The actual amount of goodwill to be recorded in connection with the Acquisition is subject to change once the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Acquisition.

Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Acquisition Accounting Adjustments:

(a)	The change in cash and cash equivalents was determined as follows:

Cash and Cash Equivalents (in millions)	Amount
Transaction accounting adjustments – Acquisition
Uses for Acquisition of Adenza:
Cash consideration transferred, net	$(3,739)
Settlement of Adenza Group’s existing debt (See (f) below)	(2,011)
Nasdaq transaction costs (See (b) below)	(86)
Settlement of Adenza transaction costs (See (b) below)	(65)
Prepayment premium on settlement of outstanding indebtedness (See (b) below)	(10)

Pro forma adjustment – acquisition to Cash and cash equivalents	$(5,911)

Cash and Cash Equivalents (in millions)	Amount
Transaction accounting adjustments – Financing
Sources for Acquisition of Adenza:
Proceeds from the Financing Transactions	$5,931
Less: Capitalized debt issuance costs and transaction costs for financing	(59)

Pro forma adjustment – financing to Cash and cash equivalents	$5,872

(b)

Represents $86 million of total Nasdaq transaction costs expected to be incurred in connection with the Acquisition and $10 million related to a prepayment penalty for the extinguishment of Adenza Group’s existing indebtedness. See (a) above. The adjustment reflects a reduction in cash of $96 million and an increase to retained earnings of $96 million.

Represents $65 million of total Adenza transaction costs expected to be incurred in connection with the Acquisition, of which approximately $50 million is anticipated to be settled at close as a distribution from the purchase consideration. No transaction related expenses were recorded by Adenza Group as of March 31, 2023. The recognition of the Adenza transaction costs results in a reduction to retained earnings and a reduction to cash of $65 million. The following provides a reconciliation of transaction costs to be incurred by Adenza related to the Acquisition and paid by Nasdaq as a reduction to purchase consideration:

Adenza Transaction Costs (in millions)	Amount
Adenza transaction costs to be incurred	$65
Less: Transaction costs to be settled by Adenza prior to transaction close	(15)

Adenza transaction costs settled by Nasdaq (1)	$50

(1)	See Note 4(a).

(c)

Represents the removal of assets related to capitalized commission expenses that are not part of the net assets acquired at the closing of the Acquisition. The total historical Adenza Group capitalized commission expenses of $16 million included a short-term portion of $4 million in Other current assets and a long-term portion of $12 million in Other non-current assets.

(d)

Represents the elimination of Adenza Group’s historical goodwill and the recognition of the preliminary goodwill for estimated purchase consideration in excess of the fair value of the net assets acquired in connection with the Acquisition:

Goodwill (in millions)	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	$6,894
Removal of Adenza Group’s historical goodwill	(3,680)

Pro forma net adjustment to Goodwill	$3,214

The adjustment to goodwill is calculated based on Adenza Group’s historical goodwill as of March 31, 2023.

(e)	Represents an adjustment of $1,941 million to intangible assets acquired from Adenza in connection with the Acquisition, consisting of the following:

Intangible Assets (in millions)	Amount	Estimated Useful Life (in years)
Customer relationships	$2,505	18
Acquired technology	1,253	6
Trade name	96	20
Removal of Adenza Group’s historical intangible assets, net of accumulated amortization	(1,913)

Pro forma net adjustment to Acquired intangible assets	$1,941

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangible assets may differ materially from this preliminary determination.

The estimated fair value of Adenza Group’s preliminary identified intangible assets includes customer relationships, acquired technology and trade name. The adjustment to intangible assets records identifiable intangible assets acquired at their fair value based on preliminary estimates. For purposes of estimating the fair values of the intangible assets, benchmarking information, publicly available information as well as a variety of other assumptions, including market participant assumptions, were used. The fair values of the intangible assets were valued using the market comparable approach.

(f)	The following table reflects the settlement of Adenza Group’s existing indebtedness as of March 31, 2023, resulting in the decrease in debt balances as follows:

Settlement of Historical Adenza Group Debt (in millions)	Amount
Use of proceeds:
Settlement of Adenza Group’s outstanding indebtedness	$2,011
Less: Write-off of capitalized debt issuance costs	(36)

Settlement of existing Adenza Group’s indebtedness, net	$1,975
Pro forma net adjustment to Short-term debt	$(20)
Pro forma net adjustment to Long-term debt	$(1,955)

(g)	Reflects deferred taxes resulting from pro forma fair value adjustments based on the estimated blended statutory tax rate of approximately 25% as follows:

Deferred Tax Adjustment (in millions)	Amount
Deferred tax	$964
Less: Adenza Group’s historical deferred tax liabilities	(478)

Deferred tax adjustment due to PPA adjustments	$486

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(h)

Reflects a one-time $393 million Adenza Group pre-combination compensation expense related to accelerated vesting of existing employee incentive awards as an adjustment to Retained earnings and Additional paid-in capital, respectively. Such amounts are due in accordance with “change in control” provisions under the existing plan agreements and are attributable to pre-acquisition services performed by the respective employees. As Adenza Group has not historically accounted for these awards, this expense has been estimated as the fair value of the accelerated awards as of the transaction date. There is no remaining unvested compensation expense under the pre-combination Adenza plans as of March 31, 2023.

(i)	Represents the elimination of Adenza Group’s historical equity balances. The pro forma net adjustment to Additional paid-in capital consists of the following:

Additional Paid-in Capital Adjustment (in millions)	Amount
Elimination of historical Adenza Group Additional paid-in capital	$(3,712)
Fair value of equity portion of the purchase consideration, less $0.01 par value	4,384

Pro forma net adjustment to Additional paid-in capital	$672

The adjustment of $1 million to Common stock reflects the issuance of 85,608,414 shares of Nasdaq common stock with a par value of $0.01 per share to satisfy the equity portion of the purchase consideration, assuming closing price per share of Nasdaq common stock on June 16, 2023 of $51.22 per share. See Note 4(a).

Financing Adjustments:

(j)	Represents the drawdown(s) on the Financing Transactions, resulting in the increase in debt balances as follows:

Debt, net (in millions)	Amount
Proceeds from the Financing Transactions	$5,931
Less: Capitalized debt issuance costs	(39)

Total debt, net	$5,892
Less: Short-term debt	(260)

Long-term debt, net	$5,632

Proceeds from the Financing Transactions assume $821 million of Euro denominated notes converted using the spot exchange rate of 1.09 Euro to Dollar as of June 16, 2023. The ultimate proceeds in US Dollars from the Euro denominated offering will be subject to the exchange rates as of funding close.

(k)

Represents the recognition of $20 million of expense incurred to obtain the bridge term loan facility in respect of which the Company has obtained commitments (the “Bridge Loan Financing”); for pro forma purposes it is expected that the Bridge Loan Financing will not be drawn and no further impact of the facility being drawn has been reflected in the pro forma financial statements.

Note 6 – Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

Acquisition Accounting Adjustments:

(a)

Reflects a one-time $393 million Adenza Group pre-combination compensation expense related to accelerated vesting of existing employee incentive awards. Such amounts are due in accordance with “change in control” provisions under the existing plan agreements and are attributable to pre-acquisition services performed by the respective employees. As Adenza Group has not historically accounted for these awards, this expense has been estimated based on the fair value of the accelerated awards as of the transaction date. There is no remaining unvested compensation expense under the pre-combination Adenza plans as of the three months ended March 31, 2023.

(b)

Represents an adjustment to reflect an increase to amortization expense for the estimated fair value adjustment of acquired intangible assets on a straight-line basis over the remaining useful life as follows:

Amortization of Technology-Based Intangibles (in millions)	Estimated Useful Life	Estimated Fair Value	For the Year Ended December 31, 2022	For the Three Months Ended March 31, 2023
Acquired technology	6	$1,253	$209	$52

Less: Adenza Group’s historical amortization in Depreciation and Amortization			(67)	(17)

Pro forma net adjustment to Depreciation and Amortization			$142	$35

Amortization of Customer-Based Intangibles (in millions)	Estimated Useful Life	Estimated Fair Value	For the Year Ended December 31, 2022	For the Three Months Ended March 31, 2023
Customer relationships	18	$2,505	$139	$35
Less: Adenza Group’s historical amortization in Depreciation and Amortization			(83)	(21)

Pro forma net adjustment to Depreciation and Amortization			$56	$14

Amortization of Trade Name-Based Intangibles (in millions)	Estimated Useful Life	Estimated Fair Value	For the Year Ended December 31, 2022	For the Three Months Ended March 31, 2023
Trade name	20	$96	$5	$1
Less: Adenza Group’s historical amortization in Depreciation and Amortization			(10)	$(3)

Pro forma net adjustment to Depreciation and Amortization			$(5)	$(2)

(in millions)	For the Year Ended December 31, 2022	For the Three Months Ended March 31, 2023
Total pro forma net adjustment to Depreciation and Amortization	$193	$47

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions as well as an analysis of the net present value of the projected cash flows for Adenza Group over the weighted-average estimated useful lives. For purposes of the pro forma adjustment for the amortization of the intangible assets, the estimated useful lives used are consistent with the Company’s accounting policy. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the closing of the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Acquisition.

(c)

Reflects the $86 million incremental buyer transaction costs expected to be incurred related to the Acquisition, together with $50 million incremental seller transaction costs to be settled by Nasdaq from the purchase consideration.

(d)

Reflects the income tax impact of the acquisition accounting adjustments utilizing an estimated blended statutory income tax rate of approximately 25.0% for the year ended December 31, 2022 and for the three months ended March 31, 2023. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on activities following the consummation of the Acquisition, including cash needs, the geographical mix of income and changes in tax law.

Financing Adjustments:

(e)	The following table summarizes the removal of historical Adenza Group interest expense and the pro forma interest expense related to the Financing Transactions:

Interest Expense (in millions)	Principal Balance	For the Year Ended December 31, 2022	For the Three Months Ended March 31, 2023
Interest expense	$5,931	$337	$85
Amortization of capitalized debt issuance costs		3	1
Bridge Loan Financing issuance costs		20	—
Prepayment premium on settlement of outstanding indebtedness		10	—
Less: Adenza Group’s historical interest expense		(165)	(52)
Less: Adenza Group’s historical amortization of capitalized debt issuance costs		(8)	(2)

Pro forma net adjustment to Interest and other related expense, net		$197	$32

The pro forma net adjustment to Interest and other related expense, net represents the Company’s best estimate of the interest rates and terms it believes it can obtain in the Financing Transactions based on the Company’s evaluation of current market conditions. Financing costs are sensitive to changes in interest rates and the pro forma adjustment presented is not intended to reflect the ultimate interest rates the Company will secure. For each 0.125% change (increase or decrease) in actual or assumed interest rates, interest expense would increase or decrease by approximately $9 million for the year ended December 31, 2022 and increase or decrease by approximately $2 million for the three months ended March 31, 2023.

(f)

Reflects the income tax impact of the financing adjustments utilizing an estimated blended statutory income tax rate of approximately 25.0% for the year ended December 31, 2022 and for the three months ended March 31, 2023. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on activities following the consummation of the Acquisition, including cash needs, the geographical mix of income and changes in tax law.

(g)

The following tables calculate the unaudited pro forma combined basic and diluted earnings per share, which is adjusted to reflect the pro forma net income for the year ended December 31, 2022 and for the three months ended March 31, 2023, as presented on the unaudited pro forma condensed combined statements of income:

	For the Year Ended December 31, 2022
(in millions, except share data)	Basic	Diluted
Numerator:
Pro forma combined net income (loss)	$291	$291
Pro forma combined net (income) loss attributable to noncontrolling interests	2	2

Pro forma combined net income (loss) attributable to common stockholders	$293	$293

Denominator:
Historical Nasdaq weighted average shares outstanding as of December 31, 2022	492,420,787	497,857,565
Adjustment to give effect to the issuance of shares of Nasdaq common stock upon closing	85,608,414	85,608,414

Pro forma weighted average shares outstanding	578,029,201	583,465,979
Pro forma net income (loss) per share	$0.51	$0.50

	For the Three Months Ended March 31, 2023
(in millions, except share data)	Basic	Diluted
Numerator:
Pro forma combined net income (loss)	$216	$216
Pro forma combined net (income) loss attributable to noncontrolling interests	1	1

Pro forma combined net income (loss) attributable to common stockholders	$217	$217

Denominator:
Historical Nasdaq weighted average shares outstanding as of March 31, 2023	489,931,178	494,769,011
Adjustment to give effect to the issuance of shares of Nasdaq common stock upon closing	85,608,414	85,608,414

Pro forma weighted average shares outstanding	575,539,592	580,377,425
Pro forma net income (loss) per share	$0.38	$0.37